Exhibit 21.1

List of Significant
 Subsidiaries of Visa Inc.
as of September 30, 2013

Name	Jurisdiction
Visa International Service Association	Delaware
Visa U.S.A. Inc.	Delaware
Visa Worldwide Pte. Limited	Singapore